Franklin Financial Corporation Reports First Quarter 2012 Financial Results

Richmond, Va., February 2, 2012 – Franklin Financial Corporation (NASDAQ: FRNK), or “the Company”, the parent company of Franklin Federal Savings Bank, announced net income for the three months ended December 31, 2011 of $1.8 million, or $0.13 per share, compared to $2.0 million for the three months ended December 31, 2010.

“Pre-tax income, excluding impairment charges on securities, improved substantially in the quarter ended December 31, 2011 compared to both the prior quarter and the comparable quarter in fiscal 2010,” noted Chairman, President and Chief Executive Officer, Richard T. Wheeler, Jr. “Asset quality also improved compared to the prior quarter as we continued to work diligently to reduce our nonperforming assets to acceptable levels.”

First Quarter Highlights

•	The provision for loan losses decreased $1.1 million to $146,000 from the prior quarter and $276,000 from the three months ended December 31, 2010.
•	Nonperforming assets decreased $4.7 million to $46.1 million from September 30, 2011, including a $4.5 million decrease in nonperforming loans and a $183,000 decrease in real estate owned.
•	The Company recorded other-than-temporary impairment charges of $1.5 million in earnings for the quarter, primarily related to equity investments in Virginia-based community banks.
•	Net interest margin for the three months ended December 31, 2011 improved nine basis points to 2.72% from 2.63% in the prior quarter.
•	Net loans decreased $16.6 million as several large loans prepaid. The fees received in connection with these payoffs were the primary cause of a $444,000 increase in other service charges and fees in the quarter compared to the quarter ended December 31, 2010.
•	Certificates of deposit decreased $20.8 million from September 30, 2011 as several large certificates of deposit were not renewed.

Net Interest Income

Net interest income was $7.1 million for the three months ended December 31, 2011 compared to $7.0 million for the three months ended September 30, 2011. Our net interest margin for the three months ended December 31, 2011 was 2.72%, a nine basis point increase from the prior quarter.

Net interest income for the three months ended December 31, 2011 increased $608,000, or 9.4%, compared to the same period in the prior year primarily because a decline in deposit costs of $700,000 combined with a $226,000 increase in interest and dividend income on securities exceeded a decrease in interest income on loans of $297,000. Our net interest margin for the three months ended December 31, 2011 decreased seven basis points to 2.72% from the same period in the prior year, primarily due to a 141 basis point decline in the yield on collateralized mortgage obligations (“CMOs”) as we continued to purchase lower-yielding short-term CMOs in order to comply with qualified thrift lender requirements without taking on excessive interest rate risk.

Noninterest Income, Excluding Impairment Charges on Securities

Noninterest income, excluding impairment charges on securities, increased $548,000, or 82.4%, to $1.2 million for the three months ended December 31, 2011 compared to the three months ended December 31, 2010. This increase was primarily the result of a $444,000 increase in other service charges and fees, which were $506,000 for the three months ended December 31, 2011 compared to $62,000 for the three months ended December 31, 2010. The increase in fees related to the prepayment of several large loans resulting either from refinancing or sales of the underlying collateral. Additionally, the Company recognized no gains or losses on sales of securities in the three months ended December 31, 2011 compared to net losses of $100,000 in the three months ended December 31, 2010.

Impairment Charges on Securities

The Company recorded other-than-temporary impairment (“OTTI”) charges in earnings of $1.5 million for the three months ended December 31, 2011 compared to charges of $299,000 for the three months ended December 31, 2010. OTTI charges included $1.4 million related to the impairment of equity investments in Virginia-based community banks and $96,000 related to the Company’s portfolio of non-agency CMOs for the three months ended December 31, 2011 compared to no charges on equity securities and charges of $299,000 on non-agency CMOs for the three months ended December 31, 2010.

Asset Quality

During the three months ended December 31, 2011, nonperforming assets decreased $4.7 million to $46.1 million from $50.8 million at September 30, 2011. This decrease was the result of a $4.5 million decrease in nonperforming loans and a $183,000 decrease in real estate owned. Nonperforming loans totaled $37.7 million at December 31, 2011 compared to $42.2 million at September 30, 2011. The decrease in nonperforming loans related primarily to the removal from nonaccrual status of one nonresidential loan that has been current for over six months. Real estate owned decreased to $8.4 million at December 31, 2011 from $8.6 million at September 30, 2011 as the Company continued to actively work to reduce its level of foreclosed assets. The Company recognized net gains on sales of real estate owned of $198,000 for the three months ended December 31, 2011 compared to net gains on sales of $100,000 for the three months ended December 31, 2010. No impairment charges were recorded on real estate owned in the three months ended December 31, 2011 or 2010. Total nonperforming loans as a percentage of total loans at December 31, 2011 were 7.91% compared to 8.50% at September 30, 2011.

The Company recorded a provision for loan losses of $146,000 for the three months ended December 31, 2011 compared to $1.2 million for the three months ended September 30, 2011 and $422,000 for the three months ended December 31, 2010. The allowance for loan losses as a percentage of total loans was 2.46% at December 31, 2011 compared to 2.95% at September 30, 2011. The decrease in the allowance coverage rate was the result of net charge-offs of $3.0 million recorded on certain impaired loans that were reserved through specific allowances at September 30, 2011.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating both owner and non-owner-occupied one-to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a continued decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Additional factors that may affect our results are discussed in the Company’s Form 10-K for the year ended September 30, 2011 under the Item 1A titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended
(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Operating Data:
Interest and dividend income	$11,437	$11,497	$11,529
Interest expense	4,381	4,541	5,081
Net interest income	7,056	6,956	6,448
Provision for loan losses	146	1,207	422
Net interest income after provision for loan losses	6,910	5,749	6,026
Noninterest income (expense):
Impairment of securities reflected in earnings	(1,456)	(637)	(299)
Other service charges and fees	506	139	62
Gains (losses) on sales of securities, net	—	(22)	(100)
Other noninterest income	707	651	703
Total noninterest income (expense)	(243)	131	366
Other noninterest expenses	3,554	3,852	3,450
Income before provision for income taxes	3,113	2,028	2,942
Income tax expense	1,337	1,092	907
Net income	$1,776	$936	$2,035

	For the Three Months Ended
(Amounts in thousands, except per share data)	December 31, 2011	September 30, 2011	December 31, 2010
Per Share Data
Basic earnings per share	$0.13	$0.07	N/A
Diluted earnings per share	$0.13	$0.07	N/A
Book value per share at period end	$17.80	$17.45	N/A
Shares outstanding at period end	14,303	14,303	N/A
Weighted-average shares outstanding
Basic	13,205	13,184	N/A
Diluted	13,205	13,184	N/A

(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Financial Condition Data:
Total assets	$1,081,470	$1,096,977	$980,666
Cash and cash equivalents	103,283	115,749	82,837
Securities available for sale	413,973	396,809	302,040
Securities held to maturity	23,970	25,517	33,227
Loans, net	461,851	478,423	476,609
Loans held for sale	868	922	2,008
Cash surrender value of bank-owned life insurance	32,037	31,714	30,750
Deposits	628,427	648,754	653,128
Federal Home Loan Bank borrowings	190,000	190,000	190,000
Total stockholders’ equity	254,639	249,558	129,483

Capital Ratios(1):
Tier 1 capital to adjusted tangible assets	16.66%	16.07%	11.08%
Tier 1 risk-based capital to risk weighted assets	25.18	23.81	14.46
Tangible capital to adjusted tangible assets	16.66	16.07	11.08
Risk-based capital to risk weighted assets	26.43	25.07	15.71

(1)	Ratios are for Franklin Federal Savings Bank.

	For the Three Months Ended
(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Performance Ratios:
Return on average assets	0.64%	0.33%	0.83%
Return on average equity	2.79	1.45	6.31
Interest rate spread(2)	2.32	2.22	2.56
Net interest margin(3)	2.72	2.63	2.79
Efficiency ratio(4)	44.03	45.37	48.50

Average interest-earning assets to average interest-bearing liabilities	124.01	124.33	110.29
Average equity to average assets	23.10	23.12	13.16

(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges and losses on the sale of fixed assets and foreclosed assets, by the sum of net interest income and other noninterest income, net of gains on the sale of fixed assets and foreclosed assets.

	For the Three Months Ended
(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Asset Quality:
Allowance for Loan Losses
Beginning balance	$14,624	$13,432	$13,419
Provision	146	1,207	422
Recoveries	3	18	3
Charge-offs	(3,024)	(33)	(2,197)
Ending balance	$11,749	$14,624	$11,647
Nonperforming Assets at Period End
Nonaccrual loans	$37,699	$42,205	$25,355
Accruing loans 90+ days past due	—	—	1,430
Other real estate owned	8,444	8,627	13,274
Total nonperforming assets at period end	$46,143	$50,832	$40,059
Allowance for loan losses as a percent of total loans at period end	2.46%	2.95%	2.37%
Allowance for loan losses as a percent of nonperforming loans at period end	31.17	34.65	43.48
Nonperforming loans as a percent of total loans at period end	7.91	8.50	5.45
Nonperforming assets as a percent of total assets at period end	4.27	4.63	2.73
Net charge-offs to average loans outstanding during the period (annualized)	2.49	0.01	1.78

Non-GAAP Reconciliation

	For the Three Months Ended
(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Net interest income	$7,056	$6,955	$6,448
Other noninterest income	1,213	790	765
Less: Gains on sales of other real estate owned	(198)	(99)	(100)
Total net interest income and adjusted other noninterest income	$8,071	$7,646	$7,113

Other noninterest expenses	$3,554	$3,852	$3,450
Less: Impairment charges on other real estate owned	—	(370)	—
Less: Losses on sales of fixed assets	—	(13)	—
Adjusted other noninterest expenses	$3,554	$3,469	$3,450

Efficiency ratio	44.03%	45.37%	48.50%